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                                                                   EXHIBIT 10.5




                       PIONEER CHLOR ALKALI COMPANY, INC.

                          SUPPLEMENTAL RETIREMENT PLAN


         PIONEER CHLOR ALKALI COMPANY, INC. (the "Company") hereby establishes the Pioneer Chlor Alkali Company, Inc. Supplemental Retirement Plan (the "Plan") effective as of November 1, 1995. The terms, provisions and conditions of the Plan are as follows:

                                   SECTION I

                              Purpose of the Plan

        Section 1.1 Purpose. The purpose of the Plan is to provide nonqualified, supplemental retirement benefits to certain designated key employees of the Company in addition to those retirement benefits provided to them under the Pioneer Chlor Alkali Company, Inc. Retirement Plan (the "Qualified Plan").

                                   SECTION II

                                  Eligibility

        Section 2.1 Eligibility. Only those key employees of the Company who are either "highly compensated" or "members of a select group of management", as such terms are used in the Employee Retirement Income Security of 1974, shall be eligible to become participants in this Plan. An eligible key employee shall become a participant in the Plan only if he or she is designated as a participant by action of the Board of Directors of the Company (the "Board"). The employees who have been designated as participants shall be set forth on Schedule I attached hereto, as it may be amended from time to time by the Board.





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                                 SECTION III

                                  Benefits

        Section 3.1 Amount of Benefits. Subject to the further provisions of the Plan, a participant shall be entitled to receive from the Company, beginning on the first of the month coinciding with or next following the date the participant reaches age 65, a monthly supplemental retirement benefit for life equal to the amount as set forth for such participant on Schedule I hereto.

        Section 3.2 Surviving Spouse's Benefit. Upon a participant's death, whether before or after the commencement of the benefit payable under Section 3.1, if the participant is survived by a spouse to whom the participant had been married for the entire one-year period preceding his date of death, a monthly survivor's benefit shall be payable to the participant's surviving spouse for the spouse's lifetime, beginning on the first of the month on or next following the participant's death, in an amount equal to 50% of the amount of the participant's monthly benefit set forth on Schedule I.

        Section 3.3 No Other Death Benefits. Except as provided in Section 3.2, no other death benefits shall be payable under the Plan.

        Section 3.4 Benefits Unfunded. The Plan is completely separate from and is not a part of the Qualified Plan. The benefits to be provided hereunder are unfunded and shall be paid by the Company, including any grantor trust established by the Company, as they become due. Each participant and any surviving spouse shall be a general unsecured creditor of the Company with respect to the benefits payable under this Plan.

                                 SECTION IV

                               Administration

        Section 4.1 Duties of Company. The Plan shall be administered by the Company. The duties of the Company shall be performed by the administrative committee of the Qualified Plan, which shall have all the powers, duties and protections




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of the committee as set forth in the Qualified Plan.  The committee shall determine on behalf of the Company the amount and manner of payment of the benefits due to, or on behalf of, each participant under the Plan and the commencement and termination dates of such benefit payments.

        Section 4.2 Appeal of Decisions. A participant or surviving spouse who has been denied a benefit hereunder either in whole or in part may appeal that decision to the Board. The appeals procedures shall be the same as those under the Qualified Plan.

                                   SECTION V

                          Amendment and Termination

        Section 5.1 Right to Amendment and Termination. The Company, by action of the Board, may amend and/or terminate the Plan at any time for whatever reasons it may deem appropriate. However, no such amendment or termination of the Plan shall reduce any participant's (or surviving spouse's) vested right to receive the benefit provided to such person hereunder.

        Section 5.2 Liquidation, Succession or Termination. In the event that the Company (or its successor) is liquidated or dissolved, the Actuarial Equivalent (as defined in the Qualified Plan) of all benefits accrued under
Section III as of the date of such event shall become immediately payable to the participants (or surviving spouses, as the case my be) in a lump sum.

        The Company (or its successor) shall require any purchaser of all or substantially all of the business or assets of the Company expressly to assume and agree to pay the benefits provided for under this Plan as of the date of such succession in the same manner and to the same extent as the Company would have been required if no such purchase had taken place. Failure of the Company (or its successor) to obtain such agreement prior to the effectiveness of any such purchase shall entitle a participant (or



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surviving spouse) to be paid from the Company (or its successor) the lump sum amount determined in the preceding paragraph as if the Company had been liquidated.

                 A termination of the Plan shall be treated as the same as a liquidation of the Company.

                                   SECTION VI

                                 Miscellaneous

        Section 6.1 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any participant, or as creating a right in any participant to be continued in the employment of the Company (or its successor), or as a limitation of the right of the Company to discharge any participant, with or without cause.

        Section 6.2 Assignment. The benefits payable under this Plan may not be assigned, alienated, pledged, transferred or hypothecated in any manner.

        Section 6.3 Withholding of Taxes. The Company (or its successor) shall have the right to deduct from all payments made under the Plan, any federal, state or local taxes required by law to be withheld from such payments.

        Section 6.4 Law Applicable. This Plan shall be governed by the laws of the State of Texas.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officers to affix its name hereto with effect as of November 1, 1995.



                                      PIONEER CHLOR ALKALI COMPANY, INC.



                                      By:   _________________________________
                                            Kent R. Stephenson, Vice President



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                                   Schedule I


            Participant                                   Monthly Benefit
            -----------                                   ---------------

            Paul J. Kienholz                                 $1,072.72
            Verrill Norwood. Jr.                             $1,428.01







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